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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 3, 2001





                      CHIEFTAIN INTERNATIONAL FUNDING CORP.
             (Exact name of Registrant as specified in its charter)


           NEVADA                             33-51630                         98-0127391
      (State or other                 (Commission File Number)              (I.R.S. Employer
jurisdiction of incorporation)                                            Identification Number)

        1201 TD TOWER
       10088-102 AVENUE                                                          75039
  EDMONTON, ALBERTA, CANADA                                                    (Zip code)
    (Address of principal
      executive offices)

       Registrant's telephone number, including area code: (780) 425-1950

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)






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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

         On August 3, 2001, Hunt Oil Company, a Delaware corporation ("HOC"), through its indirectly-owned subsidiary, Hunt Oil Canadian Acquisition III Corporation (the "Offeror"), accepted for payment over 98% of the outstanding common shares, no par value per share (the "Common Shares"), of Chieftain International, Inc. (the "Parent"), the indirect sole common shareholder of Chieftain International Funding Corp. (the "Company"). The Common Shares were purchased pursuant to a tender offer whereby the Offeror offered to purchase (the "Offer") all of the outstanding Common Shares of the Parent at a price of U.S. $29.00 per Common Share. On August 7, 2001, the Offeror completed its purchase of the Common Shares tendered pursuant to the Offer and purchased the remaining outstanding Common Shares by effecting a statutory compulsory acquisition of the remaining Common Shares pursuant to Part 16 of the Business Corporations Act (Alberta) (the "Compulsory Acquisition" and, together with the Offer, the "Transactions"). As a result of the Transactions, HOC, via the Offeror, has acquired indirect ownership of all of the outstanding Common Shares.

         The Transactions were effected pursuant to a Pre-Acquisition Agreement, dated June 18, 2001, as amended, by and among HOC, the Offeror and the Parent (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, the Offeror secured the resignation of the entire existing board of directors of the Parent and elected Messrs. Ray L. Hunt, James B. Jennings, George Ongyerth and Byron Lutes to fill the vacancies created by such resignations. Additionally, the Offeror also secured the resignation of the entire existing board of directors of the Company and elected Messrs. James B. Jennings, Stephen C. Hurley, Donald F. Robillard, Jr. and Dennis J. Grindinger to fill the vacancies created by such resignations.

         HOC financed the Transactions through an equity investment in the Offeror, utilizing a combination of borrowings under (i) HOC's existing credit facility, dated November 20, 2000, with Chase Manhattan Bank, as global administrative agent, Bank of America, N.A., as syndication agent, Royal Bank of Canada, as documentation agent, and other lenders party thereto and (ii) HOC's $400 million acquisition credit facility, dated August 1, 2001, with The Chase Manhattan Bank, the terms of which are more fully described in HOC's Schedule TO filed with the Securities and Exchange Commission on June 28, 2001.

ITEM 5. OTHER EVENTS.

         On August 8, 2001, the Company announced that, pursuant to the provisions of Section IV of the Certificate of Designation, Preferences and Rights of $1.8125 Convertible Redeemable Preferred Stock, $1.00 par value (the "Preferred Stock"), of the Company, it has elected to redeem for cash all of the outstanding shares of Preferred Stock on Tuesday, August 28, 2001, (the "Redemption Date"), at a redemption price of $25.2014 per share of Preferred Stock, plus an amount equal to all accumulated and unpaid dividends, whether or not declared, if any, to the Redemption Date (the "Redemption Price"). Payment of the Redemption Price for the Preferred Stock is to be made on or after the Redemption Date upon presentation and surrender to Mellon Investor Services LLC (the "Redemption Agent") of certificates representing the Preferred Stock. On and after the Redemption Date, (i) the Preferred Stock will no longer be deemed to be outstanding, (ii) dividends on the Preferred Stock will cease to accrue and (iii) all rights of the holders of Preferred Stock as holders of Preferred Stock will cease, except for the right to receive the Redemption Price, without interest thereon, upon surrender of certificates representing the Preferred Stock.

         In accordance with Section VI of the Certificate of Designation of the Preferred Stock, holders of Preferred Stock, at their option, at any time prior to 5:00 p.m., New York City time, on the Redemption Date, in lieu of receiving the Redemption Price, may convert their shares of Preferred Stock into the right to receive $36.25 per share in cash by delivering to the Redemption Agent a duly completed and executed notice of conversion. On August 7, 2001, each share of Preferred Stock became convertible into cash rather than 1.25 Common Shares of the Parent as a result of the Offeror effecting the Compulsory Acquisition.



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         The Company announced the redemption of the Preferred Stock and the terms thereof in a press release dated August 8, 2001, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(C)      EXHIBITS.

99.1. Text of press release issued by Chieftain International Funding Corp., dated August 8, 2001.





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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      CHIEFTAIN INTERNATIONAL FUNDING CORP.



                                      By:  /s/ Donald F. Robillard, Jr.
                                         --------------------------------------
                                      Name:  Donald F. Robillard, Jr.
                                      Title: Senior Vice President and
                                             Chief Financial Officer


Date:    August 16, 2001




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                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
99.1.             Text of press release issued by Chieftain International
                  Funding Corp., dated August 8, 2001.